Exhibit 107

Calculation of Filing Fee Table (1)

424(b)(2)

(Form Type)

Crown Castle Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.800% Notes due 2028	457(r)	$600,000,000	99.773%	$598,638,000	.0001102	$65,969.91

Fees to Be Paid	Debt	5.100% Notes due 2033	457(r)	$750,000,000	99.914%	$749,355,000	.0001102	$82,578.92

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,347,993,000		$148,548.83

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$148,548.83

(1)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-254500).